UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 20, 2006

Date of Report (Date of earliest event reported)

EXABYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-18033	84-0988566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2108 55th Street

Boulder, Colorado 80301

(Address of principal executive offices)

(303) 442-4333

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 20, 2006, Exabyte Corporation (Exabyte or the Company) completed the sale of substantially all of its assets to Tandberg Data Corp., a Delaware corporation and wholly-owned subsidiary of Tandberg Data ASA, a company organized under the laws of Norway (collectively, Tandberg). The sale was completed (the Transaction) pursuant to the Asset Purchase Agreement (the Agreement) between Exabyte and Tandberg dated August 29, 2006. The Agreement was included as an exhibit to a Form 8-K filed by the Company dated August 29, 2006, which also included a description of the significant terms and conditions of the Agreement and other related matters. The Agreement was approved by the Company’s Independent Committee, ratified by its Board of Directors, and approved by the Company’s stockholders on November 16, 2006. In connection with the approval of the Transaction, the stockholders of Exabyte also approved proposals providing for the immediate dissolution of the Company, and the changing of the corporate name of the Company to MidgardXXI, Inc. (“Midgard”), upon consummation of the Transaction.

The Total Consideration for the Purchased Assets (as defined in the Agreement), which consist of substantially all of the Company’s assets, was (a) cash of approximately $22,004,000, and (b) the assumption of the Assumed Liabilities (as defined in the Agreement). The cash purchase price and payment to the Company at closing consisted of:

•	the outstanding principal balance and accrued interest thereon of $9,614,000 under the loan agreement with Wells Fargo Business Credit, Inc. (Wells Fargo);
•

the repayment obligations under the Convertible Notes Restructuring Agreements with the holders (Noteholders) of the Company’s 10% Secured Subordinated Convertible Notes (the Convertible Notes) ($7,790,000);

•	the payment obligation under the Amendment No. 1 to the Debt Restructuring Agreement with Solectron Corporation (Solectron) ($300,000);
•	the payment obligation under the Second Amendment to the Memorandum of Understanding with Hitachi, Ltd. (Hitachi) ($2,000,000);
•	the amount payable under the Note Restructuring Agreement with Imation Corp. (Imation) ($1,000,000);
•	transaction fees paid at closing (approximately $1,200,000); and
•	the cash balance to be retained by Exabyte subsequent to closing ($100,000).

It was a condition to the Agreement that the cash proceeds to the Company be used to make these payments.

Assumed Liabilities included without limitation substantially all accounts payable and accrued expenses, all liabilities under the Purchased Contracts (as defined in the Agreement), liabilities for warranty obligations and liabilities related to products sold and/or services performed, and new or restructured notes payable issued to Imation and Hitachi, among others. The material Excluded Liabilities retained by Midgard (as defined in the Agreement) consist of a note payable to a former landlord in the amount of $3,060,000, a Convertible Note with a principal balance of $50,000 and certain accounts payable and accrued expenses in the amount of $250,000, among other liabilities. Midgard does not have any significant assets remaining for the payment of these liabilities. In addition, there are no assets available for distribution to Midgard’s common or preferred stockholders. As noted above, Midgard intends to liquidate and dissolve immediately after the closing of the Transaction.

The following is a pro forma condensed consolidated balance sheet of the Company as of September 30, 2006, assuming that the asset sale had occurred on that date:

Exabyte Corporation and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet

September 30, 2006

(in thousands)

ASSETS
Current asset-cash	$100
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities-accounts payable	$250
Convertible subordinated notes payable	50
Note payable-other	3,060
Total liabilities	3,360
Convertible preferred stock, net	38,997
Stockholders’ deficit	(42,257)
Total liabilities and stockholders’ deficit	$100

Historical consolidated financial statements of Exabyte are included in the Company’s Form 10-K filing for the year ended December 31, 2005, and Form 10-Q filings for the three months ended March 31, June 30 and September 30, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

EXABYTE CORPORATION
(Registrant)

Date	November 20, 2006	By	/s/ Carroll A. Wallace
Carroll A. Wallace
Chief Financial Officer

4